JACKSON, KOHLE & CO.

June 27, 2008

ARC International Corporation

333 Turnbull Canyon Road

City of Industry, California 91745

Selling Shareholders

Re: Underwriting Agreement

Gentlemen:

ARC International Corporation, a Nevada corporation (the "Company"), proposes to offer and sell through Jackson, Kohle & Co.  as the managing underwriter (the "Underwriter"), and other broker-dealers (collectively, "Placement Agents") up to 1,759,125 shares of the Company's Common Stock (a "Share") for $4.00 per Share, including 759,125 shares on behalf of the Selling Shareholders who execute this Agreement

The offering of the Shares will be further described in the Registration Statement on Form S-1, in form substantially similar to the draft dated June 27, 2008, provided by the Company to the Underwriter concurrently with the signing of this Underwriting Agreement, to be filed with the Securities and Exchange Commission (the "SEC") as soon as reasonably possible following the signing of this Underwriting Agreement.

1. Registration Statement. The Registration Statement, including the Prospectus, together with exhibits (collectively, the "Registration Statement") for the registration of the Securities will be amended, as necessary, by the Company and filed with the SEC and any applicable state authorities. The Registration Statement will also register up to the maximum number of shares of common stock issuable upon exercise of the Underwriters Warrants (as defined below) as may be issued to the Underwriter and Placement Agents as provided in section 4(e)(iii) of this Agreement. The Registration Statement, any amendment thereto, and all documents filed by the Company with the SEC shall conform in all material respects with the requirements of the Securities Act of 1933, as amended (the "Act") and the Rules and Regulations promulgated under the Act, as may be amended from time to time by the SEC.

The Company covenants that neither the Registration Statement nor any and all other material to be filed by the Company with the SEC will contain any untrue statements of material facts nor will there be any omissions of material fact required to be stated therein or that are necessary to make the statements therein not misleading, except that, as between the parties, this covenant will not apply to any statement or omissions made in reliance upon or in conformity with information furnished to the Company by any Authorized Person of and with respect to the Underwriter or any Placement Agent. The term "Authorized Person" shall mean any principal, executive, representative or agent of the Underwriter or Placement Agent, as may be the case.

All amendments and supplements to the Registration Statement shall be submitted to the Underwriter at least three business days' prior to the date that such amendments or supplements are intended to be filed with the SEC, which time period may be waived by the Underwriter, provided, however, that this limitation shall not apply to the initial filing of the registration statement on Form S-1 which the parties contemplate will occur on or about the signing of this agreement. The content of any verbal comments and copies of all comment letters received from the SEC shall immediately be supplied to Underwriter. The Company will deliver to Underwriter as many copies of the manually executed and conformed Registration Statement and each amendment thereto (including exhibits), as the Underwriter reasonably shall request and at the same time as such documents are filed with the SEC. The Company will not allow the Registration Statement to become effective without prior written consent of the Underwriter, which consent shall not be unreasonably withheld.

2. Representations, Warranties and Covenants of the Company. In order to induce you to enter into this Agreement, the Company represents, warrants and covenants as follows:

(a) The Company has obtained a CUSIP number for its common stock (03879C 10 5), and the Company will use its best efforts to exempt from registration/qualification or at the Company's sole option, register or qualify the Shares and for offering in every state, territory or possession of the United States (including the District of Columbia, hereinafter referred to as a "State") in which it plans to offer the Shares for sale. The materials filed or to be filed with any State will not contain any untrue statements of material fact nor are there or will there be any omissions of material facts required to be stated therein or that are necessary to make the statements therein not misleading, except that, as between the parties, this covenant will not apply to any statement or omission made in reliance upon or in conformity with information furnished to the Company by and with respect to Underwriter or any Placement Agent expressly for use in the materials filed with the State.

(b) The outstanding capital stock of the Company has been duly and validly authorized, issued and is fully paid and non-assessable and will conform to all statements made in the Registration Statement and Prospectus with respect thereto. The Shares have been duly and validly authorized and, when issued and delivered against payment as provided in this Agreement, will be validly issued, fully paid and non-assessable. The Shares, upon issuance will not be subject to the preemptive rights of any shareholders of the Company and will conform to all statements in the Registration Statement and Prospectus.

(c) The Company has been legally incorporated and is now, and always during the period of the offering will be, a validly existing corporation under the laws of the State of Nevada, lawfully qualified to conduct the business for which is was organized and which it proposes to conduct. The Company will always during the period of the offering be qualified to conduct business as a foreign corporation in each jurisdiction where the nature of its business requires such qualification.

(d) The Company's certificate of incorporation provides for the authorization of 100,000,000 shares of common stock ($.001 par value). There are no outstanding shares of common stock or preferred stock or options, warrants or other rights to purchase securities of the Company except as will be described in the Registration Statement or incorporated therein by reference to any other instrument filed with the SEC.

(e) The Company has no direct or indirect subsidiaries other than as disclosed in the Registration Statement nor does it currently have any specific plans to create any such subsidiaries or engage in mergers with or the acquisition of any companies.

(f) The Company's securities are not subject to preemptive rights.

(g) The Company  and each Selling Shareholder has the legal right and authority to enter into this Underwriting Agreement, to effect the proposed sale of the Securities, and to effect all other transactions contemplated by this Agreement and the Registration Statement.

(h) The Company possesses adequate certificates and permits issued by the appropriate federal, state and local regulatory authorities necessary to conduct its business and to retain possession of its properties, except as otherwise disclosed to the Underwriter and to the extent that any failure to be in full force and effect would not reasonably be expected to have a material adverse effect on the business and operations of the Company (a "Material Adverse Effect"). The Company has not received any notice of any proceeding relating to the revocation or modification of any of these certificates or permits.

(i) The Company has filed all tax returns required to be filed and is not in default in the payment of any taxes that have become due pursuant to any law or any assessment, except as otherwise disclosed to the Underwriter and to the extent any default that could not reasonably be expected to have a Material Adverse Effect.

(j) All of the contracts, leases, licenses, permits and agreements under which the Company operates as described in the Registration Statement are in full force and effect. Except as disclosed in the Registration Statement and to the Underwriter, the Company is not in default under any of the material terms or provisions of any such contracts, leases, licenses, permits or agreements.

(k) All original documents and other information relating to the Company's business are and will continue to be made available upon request to the Placement Agents and their counsel at the offices of the Company, and copies of any such documents will be furnished upon request to the Underwriter or its counsel.

 (l) The Company has appointed Corporate Stock Transfer, Denver, Colorado as the Company's transfer agent. The Company will continue to retain a transfer agent reasonably satisfactory to the Underwriter for so long as the Company is subject to the reporting requirements under Section 12(g) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act. The Company will make arrangements to have available at the office of the transfer agent sufficient quantities of the Company's common stock certificates as may be needed for the quick and efficient transfer of the Shares.

 (m) The Company will use the proceeds from the sale of the Shares  consistent with the disclosures, if any, set forth in the Registration Statement and Prospectus.

(n) There are no contracts or other documents required to be described in the Registration Statement or to be filed as exhibits to the Registration Statement that will not be described or filed as required.

All of the above representations and warranties shall survive the performance or termination of this Agreement.

3. Representations, Warranties and Covenants of the Underwriter. The Underwriter represents, warrants and covenants as follows:

(a) It is registered as a broker-dealer with the Commission, and is registered to the extent registration is required with the appropriate governmental agency in each State in which it offers or sells the Shares, and is a member of FINRA and will maintain such registrations, qualifications and memberships throughout the term of the offering.

(b) To the knowledge of the Underwriter, no action or proceeding is pending against the Underwriter or any of its officers or directors concerning the Underwriter's activities as a broker or dealer that would affect the Company's offering of the Shares.

(c) The Underwriter, in connection with the offer and sale of the Shares and in the performance of its duties and obligations under this Agreement, agrees to use its best efforts to comply with all applicable federal laws; the laws of the states or other jurisdictions in which the Shares are offered and sold; and the Rules and current written interpretations and policies of the FINRA.

(d) The Underwriter is a corporation duly organized, validly existing and in good standing under the laws of the State of California with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

(e) This Agreement has been duly authorized, executed and delivered by the Underwriter and is a valid agreement on the part of the Underwriter.

 (f) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach of any of the terms or conditions of, or constitute a default under, the articles of incorporation or bylaws of the Underwriter or any indenture, agreement or other instrument to which the Underwriter is a party or violate any order directed to the Underwriter of any court or any federal or State regulatory body or administrative agency having jurisdiction over the Underwriter or its affiliates.

(g) No person acting by, through or under the Underwriter will be entitled to receive from the Underwriter or from the Company finder's fees or similar payments, except as set forth in this agreement.

(h) The Underwriter will, reasonably promptly after any closing date, supply the Company with all information required from the Underwriter and such additional information as the Company may reasonably request to be supplied to the securities commissions of such States in which the Shares have been qualified for sale.

All of the above representations and warranties shall survive the performance or termination of this Agreement.

4. Employment of the Underwriter. In reliance upon the representations and warranties and subject to the terms and conditions of this Agreement:

(a) The Company and the Selling Shareholders employ the Underwriter as its agent to sell for the Company's account the Shares, on a cash basis only, at a price of $4.00 per Share. The Underwriter agrees to use its best efforts, as agent for the Company and the Selling Shareholdrs, to sell the Shares subject to the terms and conditions set forth in this Agreement. It is understood between the parties that there is no firm commitment by the Underwriter to purchase any or all of the Shares.

(b) The obligation of the Underwriter to offer the Shares is subject to the effectiveness of the Registration Statement under the Act, is subject to the Shares being registered or qualified (or exempt from registration/qualification) for offering under applicable laws in the States as may be reasonably designated, is subject to the absence of any prohibitory action by any governmental body, agency or official, and is subject to the terms and conditions contained in this Agreement and in the Registration Statement.

(c) The Company and the Underwriter agree that there is no minimum offering.

(d) Each Selling Shareholder and the Company agrees to pay to the Underwriter immediately upon the release to the Company in such closing  of the investors' funds deposited (which will be into an Escrow Account with Nevada Title), and upon release of the investors' funds in each closing thereafter:

(i)	upon each disbursement, a commission equal to ten percent (10%) of the public offering price for the Shares sold in the offering;
(ii)

a non-accountable expense allowance to the Underwriter for legal, accounting, and other miscellaneous expenses in connection with the offering shall be three percent (3%) of the aggregate subscription amount for all Shares; such allowance to be paid on each disbursement; and provided further that such allowance shall be subject to and, if appropriate, further limited by the rules and regulations promulgated by FINRA limiting such payments.

(iii)

warrants (the "Underwriter's Warrants") exercisable from the one year anniversary of the effective date of the Registration Statement and expiring four (4) years after the effective date of the Registration Statement, to purchase a number of shares of the Company's common stock equal to ten percent (10%) of the number of Shares in the Shares sold in the offering by the Company, at an exercise price of $4.80 per share.

The Underwriter Warrants may be exercised by the payment of cash or through "cashless exercise," at the sole election of the Underwriter, and shall not be sold, transferred, assigned, pledged or hypothecated by any person, for a period of one year following the date of issuance of the warrants, except that the Underwriter's Warrants may be transferred by the Underwriter to any Placement Agent participating in the offering and its bona fide officers or partners, provided that the transferred warrants remain subject to the one-year transfer restriction; and,

(e) The Company shall advance the Underwriter $____ towards its non-accountable expense allowance, payable upon the approval of this Agreement by the Company's board of directors, which amount shall be credited against the amounts payable to the Underwriter pursuant to clause (d)(ii) of this Section 4

(f) The offering shall automatically terminate on a date (the "Termination Date") that is the earlier of: (i) the date on which subscriptions for the maximum number of Shares have been accepted; or (ii) 180 days following the effective date of the Registration Statement (which date may be extended by the Company for up to an additional 180 days); or (iii) such date as announced by the Company on no less than two (2) trading days prior notice, as soon as reasonably possible following which the Company shall schedule the final closing (the date of which "Final Closing Date").

(g) The Company shall be responsible for all of its selling expenses incident to the offering (other than underwriters' commissions and other compensation set forth in Section (e) of this Section 4) which are customarily incurred, paid, or borne by or on behalf of issuers in connection with the sale of securities, even though such expenses may be paid through the Underwriter. Such selling expenses include, but are not limited to, the following: (1) the cost of preparing, printing, and filing registration applications, registration statements, prospectuses, offering circulars, and other documents used in registering securities, including any registration fees and other expenses associated therewith; (2) the amount of any attorney's fees and expenses (except those charged by an underwriter's counsel) incurred or paid in connection with the offering; (3) the amount of any accountant's or auditor's fees and expenses incurred or paid in connection with the offering; (4) the amount of the fees and charges of any transfer agents, registrars, indenture trustees, escrow agents, depositories, engineers, appraisers, or other professional or technical experts; (5) the cost of authorizing, preparing, and printing certificates for securities and other documents relating thereto, including taxes and stamps; (6) the amount of all printing, advertising, traveling expenses, and expenses in connection with meetings and presentations for informational or promotional purposes (e.g., "road show") incurred or paid by the Company or, at the request of or with the prior approval of the Company, which approval shall not be unreasonably withheld, by the Underwriter, in registering or selling securities (except "road show" or meeting expenses traditionally borne by an underwriter); and

 (7) any other costs (including staffing or other additional administrative costs) directly or indirectly borne by the Company in respect of the sale of the securities being offered, that are not selling costs for the offering.

5. Further Agreements of the Company. The Company further agrees with the Underwriter as follows:

(a) The Company will deliver to the Underwriter as many copies of the preliminary Prospectus as the Underwriter may reasonably request during the period following the filing of the Registration Statement and each amendment thereto. The Company will deliver to the Underwriter as many copies of the final Prospectus and each supplement to the Prospectus and post-effective amendment of the Registration Statement, as the Underwriter may reasonably request during the period of the offering and for ninety (90) days after the Final Closing Date.

(b) The Company agrees to notify the Underwriter immediately during the period of the offering and within the ninety (90) day period after the Final Closing Date of any event that materially affects the Company or its securities and that should be set forth in an amendment or supplement to the Prospectus in order to make the statements made therein not misleading. Similarly, the Company agrees to as soon as possible thereafter prepare and furnish to the Underwriter as many copies of an amended Prospectus or a supplement to the Prospectus in order that the Prospectus as amended or supplemented will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or that is necessary in order to make the statements made therein not misleading.

6. Indemnification.

(a) The Company agrees to indemnify, defend and hold harmless the Underwriter and Placement Agents from and against any and all losses, claims, damages, liabilities and expenses (including reasonable legal or other expenses) incurred by the Underwriter in connection with defending or investigating any liabilities that the Underwriter may incur under the federal or State securities laws and regulations, State statutes or at common law or otherwise, but only to the extent that such losses, claims, damages, liabilities and expenses shall arise out of or be based upon a violation or alleged violation of the federal or State securities laws or regulations, a State statute or the common law resulting from any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in any application or other papers filed with the various State securities authorities ("Blue Sky Applications") or shall arise out of or be based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) The foregoing indemnity of the Company in favor of the Underwriter shall not be deemed to protect the Underwriter against any liability to which the Underwriter would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Underwriter's duties, or by reason of the Underwriter's reckless disregard of the Underwriter's obligations and duties under the Act or this Agreement.

 (c) The Underwriter agrees to give the Company an opportunity to participate in the defense or preparation of the defense of any action brought against the Underwriter to enforce any such claim or liability and the Company shall have the right so to participate. The agreement of the Company under the foregoing indemnity is expressly conditioned upon notice of any such action having been sent by the Underwriter to the Company in writing, addressed as provided in this Agreement, promptly after the receipt of a written notice of such action against the Underwriter. Such notice shall be accompanied by copies of papers served or filed in connection with such action or by a statement of the nature of the action to the extent known to the Underwriter.

7. Termination.

(a) Subject to paragraph (c) of this Section, this Agreement may be terminated by either party by written notice sent to the other party at the address shown in this Agreement without cause at any time prior to the earlier of (i) the time the Shares are released for sale to the public, or (ii) 11:30 a.m., Las Vegas time, on the first business day following the date on which the Registration Statement becomes effective.

(b) An attempt to assign any rights and obligations under this Agreement shall constitute automatic termination of this Agreement.

(c) Underwriter may terminate this Agreement, by notice to the Company, at any time at or prior to the final closing of the offering (i) if there has been, since the respective dates as of which information is given in the Registration Statement, any material adverse change in the condition, financial or otherwise, of the Company or in the earnings, business or properties of the Company whether or not arising in the ordinary course of business, or (ii) if there has occurred any outbreak of hostilities or other calamity or crisis the effect of which on the financial markets of the United States is such as to make it, in your judgment impracticable to market the Shares or enforce contracts for the sale of the Shares or (iii) if trading in the common stock of the Company has been suspended by the SEC, or if trading generally on any national or foreign stock exchange or over-the-counter market has been suspended, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required, by either of said exchanges or market or by order of the SEC or any other governmental authority, or if a banking moratorium has been declared by either federal or any state authorities.

(d) If this Agreement is terminated pursuant to this Section 7, such termination shall be without liability of either party to the other party.

8. Notices. All notices shall be deemed to have been duly given if mailed, or if communicated by telegraph, facsimile, electronic mail or telephone and subsequently immediately confirmed in writing:

To the Company:	ARC International Corporation 333 Turnbull Canyon Road City of Industry, California 91745

To the Underwriter:	Jackson, Kohle & Co.

3027 E.Sunset Road, #106
Las Vegas, Nevada 89120

9. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company and the Underwriter and their successors. Nothing expressed in this Agreement is intended to give any person other than the persons mentioned in the preceding sentence any legal or equitable right, remedy or claim under this Agreement.

10. Arbitration. The Company, the Selling Shareholders  and the Underwriter agree that in the event a dispute arises between the Underwriter  and the Company or any of its officers, directors, employees, agents, attorneys or accountants, (or any of the Selling Shareholders) arising out of, in connection with or as a result of the execution of this Agreement or as a result of any subscription tendered by any purchaser of the Shares, such dispute shall be resolved through arbitration rather than litigation. The parties agree to submit such disputes for resolution to the FINRA within five (5) days after receiving a written request from any of the aforesaid parties to do so. The failure by the Company or Underwriter to submit any dispute to arbitration as requested may result in the commencement of an arbitration proceeding against such party. The parties further agree that any hearing scheduled after an arbitration proceeding is initiated by any of the aforesaid parties shall take place in Las Vegas, Nevada The parties acknowledge that the result of the arbitration proceeding shall be final and binding on all of the parties to the proceeding, and by agreeing to arbitration the parties are waiving their respective rights to seek remedies in Court.

11. Placement Agents.

(a) Underwriter shall enter into selling agreements with licensed brokers and/or dealers it selects who are acceptable to the Company using a form of selling agreement reasonably acceptable to the Company ("Selling Agreements"). Those brokers and/or dealers who enter into Selling Agreements with the Underwriter are referred to in this agreement as the "Underwriter's Placement Agents." Underwriter may also enter into Selling Agreements with Placement Agents selected by the Company who are reasonably acceptable to Underwriter, which such Placement Agents upon the execution of Selling Agreements shall be deemed Underwriter's Placement Agents. Neither the Company nor Underwriter shall unreasonably withhold acceptance of any Placement Agent proposed by the other party.

(b) The Company shall be free to enter into agreements with Placement Agents outside of the United States ("Non-U.S. Placement Agents") for the sale of Shares in the offering to persons outside of the United States and Underwriter shall have no rights with respect to sales of Shares in the offering through such Non-U.S. Placement Agents.

12. Miscellaneous Provisions.

(a) This Agreement shall be construed in accordance with the laws of the State of Nevada.

(b) Sections 2, 3, 6 and 10 shall survive the consummation of the transactions contemplated by this Agreement and shall continue in full force and effect for 18 months thereafter or, if such transactions are not so consummated, for 18 months following the Termination Date.

(c) This Agreement is made solely for the benefit of the Company and its officers, directors and controlling persons within the meaning of Section 15 of the Act, the Selling Shareholders, and of the Underwriter and its officers, directors and controlling persons within the meaning of Section 15 of the Act, and their respective successors, heirs and personal representatives, and no other person shall acquire or have any right under or by virtue of this Agreement. The term "successor" as used in this Agreement shall not include any purchaser, as such, of the Shares.

(d) The information contained in the Company's database of potential investors is strictly confidential and Underwriter shall use that information as provided by the Company solely for the purpose of offering the Shares, and satisfying its fiduciary obligations to all purchasers of Shares. Underwriter may specifically open accounts for, and discuss other investments with, any potential investor in the Company's database who already has a relationship with Underwriter, or who specifically requests that service and/or related information from Underwriter (including requests through Underwriter's website contact form), but Underwriter shall not make any general solicitation to others in the Company's investor database without the express written consent of the Company. Underwriter shall use its best efforts to obtain compliance with this paragraph by the Placement Agents.

13. Effectiveness. The effectiveness of this Agreement shall be subject to the approval of the Company's board of directors.

If this letter agreement correctly sets forth our understanding, please indicate your acceptance in the space provided below for that purpose.

Sincerely,

Jackson, Kohle & Co.

By: /s/ Jehu Hand

Jehu Hand, Chief Executive Officer

Confirmed and accepted as of June 27, 2008

ARC International Corporation

By: /s/ Jay Hooper

Jay Hooper

SELLING SHAREHOLDERS

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